Exhibit 4.4

Incorporator's Certificate
of
WiFi Wireless, Inc.

I, Mark DeSomer, the sole Incorporator of WiFi Wireless, Inc., a(n) Oregon corporation formed in accordance with the laws of that state, sign this statement to set forth action taken as follows:

FIRST: I state that the Certificate of Incorporation of WiFi Wireless, Inc., a true copy of which is annexed to this statement, was filed with the Department of State of Oregon on 6/3/2004.

SECOND: The by-laws annexed to this statement have been adopted by me as the by-laws of WiFi Wireless, Inc.

THIRD: The following persons have been nominated and elected by me as directors of WiFi Wireless, Inc. to hold office until the first annual meeting of shareholders and until their successors are elected and qualify:

Eugene L. Curcio
Matthew T. Walusko
William F. Piper
Kurt Jafay

FOURTH: I hereby assign all my rights, responsibilities, and duties as incorporator of WiFi Wireless, Inc. to the above-named Directors. After execution of this Certificate, the Incorporator named herein shall have no rights, responsibilities, or duties in regards to this corporation.

The foregoing is established by my signature on this instrument at 10140 SW 90th Ave., Tigard, Oregon 97223, on 6/3/2004.

Mark DeSomer, Incorporator